Exhibit 99.1
Graymark Healthcare Prices Public Offering of Common Stock and Warrants
OKLAHOMA CITY, June 14, 2011 — Graymark Healthcare, Inc. (NASDAQ: GRMH) today announced the pricing of its underwritten public offering of 6,000,000 shares of its common stock and warrants to purchase up to 6,000,000 shares of its common stock. The shares and warrants will be sold together as a fixed combination, with each combination consisting of one share of common stock and a warrant to purchase one share of common stock, at a price to the public of $1.40 per fixed combination, for gross proceeds of approximately $8.4 million. The warrants have an exercise price of $1.50 per share and a five-year term, and are immediately exercisable. The net proceeds to Graymark from this offering are expected to be approximately $6.9 million, after deducting underwriting discounts and commissions and other estimated offering expenses and assuming the warrants are not exercised.
Graymark intends to use the net proceeds from this offering to fund potential acquisitions, for general corporate purposes and to pay down a portion of its debt obligations. In connection with the offering, Graymark has granted the underwriter a 30-day option to purchase up to an additional 900,000 shares of common stock and/or warrants to purchase an aggregate of 900,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about June 20, 2011, subject to customary closing conditions.
Roth Capital Partners is acting as sole book-running manager for the offering.
The securities described above are being offered by Graymark pursuant to a registration statement on Form S-1 previously filed and declared effective by the Securities and Exchange Commission (“SEC”). The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement relating to the offering, when available, may be obtained from Roth Capital Partners, by e-mail to rothecm@roth.com, by fax to +1-949-720-7227, or by mail to 24 Corporate Plaza Drive, Newport Beach, CA, 92660, Attention: Equity Capital Markets.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Graymark nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Graymark Healthcare
Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (NASDAQ: GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through 99 sleep laboratories throughout the United States, including standalone or IDTF facilities, rural outreach sites and hospital or provider agreements. For more information, visit www.graymarkhealthcare.com.
Important Cautions Regarding Forward-Looking Statements
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions, including the expected closing date of the offering and the expected use of net proceeds of the offering. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Graymark Healthcare, Inc.
Stanton Nelson
Chairman and CEO
Tel 405-601-5300
Investor Relations:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com